UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   October 12, 2018

eMagin Corporation

(Exact name of registrant as specified in charter)

Delaware	001-15751	56-1764501
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2070 Route 52
Hopewell Junction, NY 12533

(Address of principal executive office)

Registrant’s telephone number, including area code (845) 838-7900

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

2

Item 5.02 Appointment and Departure of Directors;

On October 12, 2018, the board of directors (the “Board”) of eMagin Corporation (the “Company”) appointed Eric Braddom to serve as an independent director of the Company and a member of the Audit and Compensation Committees of the Board.

Eric Braddom, age 49, is currently the Vice President and General Manager, Augmented and Virtual Reality Solutions at Flex Ltd.  From 2010 to 2015, he held multiple positions at TE Connectivity, formerly Tyco Electronics, including Vice President of Strategy in the Consumer Solutions Division, where he worked with the executive team to manage and grow the $800 million consumer devices business.  From 2008 to 2010, Mr. Braddom served as Director of Global Marketing for the eReaders consumer segment at Freescale Semiconductor. Prior to joining Freescale Semiconductor, Mr. Braddom held positions of increasing responsibility at Texas Instruments from 1996 to 2008, focused primarily on the Digital Light Processing (DLP®) display business, where his responsibilities included starting operations in Shanghai and Taiwan.   Mr. Braddom received an MBA from the University of Texas at Austin and a BS degree in Electrical Engineering from Washington University in St. Louis.

The Board believes Mr. Braddom is well qualified to serve as a director of the Company because of his extensive experience in augmented and virtual reality markets and knowledge of manufacturing and high-volume operations.

In accordance with the Company’s compensation policy for non-employee directors, upon his commencement of service as a director, Mr. Braddom will be granted a non-qualified stock option, with a grant date fair value of $12,500, to purchase shares of the Company’s common stock having an exercise price per share equal to the closing price of the Company’s common stock on the date of grant and which vest in full and become exercisable six months following the date of grant.  In addition, for his continuing services as a director, Mr. Braddom will receive annually a $40,000 cash retainer paid quarterly and nonqualified stock options, with a grant date fair value of $50,000, to purchase shares of the Company’s common stock having an exercise price per share equal to the closing price of the Company’s common stock on the date of grant and which vest in full and become exercisable six months following the date of grant.

There were no arrangements or understandings between Mr. Braddom and any other persons pursuant to which Mr. Braddom was selected as a director, and there are no related person transactions within the meaning of Item 404(a) of Regulation S-K promulgated by the U.S. Securities and Exchange Commission (the “SEC”) between Mr. Braddom and the Company required to be disclosed herein.

On October 12, 2018, Dr. Leslie G. Polgar provided notice to the Board of his decision to resign as a director and as a member of the Audit and Compensation Committees of the Board.  Dr. Polgar’s decision to resign was not the result of any disagreement with the Company.

Item 7.01Regulation FD Disclosure.

On October 16, 2018,   the Company issued a press release announcing the appointment and departure of Directors described in Item 5.02 of this Form 8-K. A copy of this press release is furnished herewith as Exhibit 99.1.

Pursuant to General Instruction B.2. to Form 8-K, the information set forth in this Item 7.01 and Exhibit 99.1 hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, and shall not be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01Financial Statements and Exhibits.

(d)   Exhibits.

3

r
Exhibit Number

99.1	Press Release of eMagin Corporation dated October 16, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMAGIN CORPORATION

Date: October 16, 2018	By:	/s/ Jeffrey Lucas
Jeffrey Lucas, President and Chief Financial Officer.

4